                                     Registration No.333-109182 424(b)(3)

                                     Pricing Supplement No:405 Cusip:14912L2T7

                                     Dated:  July 27, 2005

Caterpillar Financial Services Corporation

Medium-Term Notes, Series F

(Floating Rate)

    With Maturities of 9 Months or More from Date of Issue

Principal Amount:       Initial Interest Rate:        Proceed Amount:

$300,000,000          3.69% including the spread       $299,700,000

Original Issue Date:          Commission Fee:          Maturity Date:

07/29/2005                      $300,000                 07/27/2007

Dealer:              Index Maturity         Spread +/-:

Barclays Capital Inc. $150 mm      Quarterly              +0.01%

(DTC #7256)

Merrill Lynch $150 mm

(DTC #161)

Specified Currency:     Option to Elect Payment       Authorized Denominations

x U.S. dollars          in U.S. dollars               (only applicable if

_ Other:___________     (only applicable if           Specified Currency is

                        Specified Currency is         other than U.S.

                        other than U.S. dollars):      N/A

                           N/A

The Note is a:                                        Exchange Rate Agent          X Global Note                                     (if other than U.S.

        Certificated Note                                Bank Trust, N.A.): N/A         (only applicable if

       Specified Currency

       is other than U.S. dollars)             Spread Multiplier: N/A

Interest Rate Basis or Bases: 3 Month LIBOR + 1 BP

LIBOR Source (only applicable if LIBOR Interest Rate Basis):

__Reuters       X Telerate

LIBOR Currency (only applicable if LIBOR Interest Rate Basis): U.S. Dollar

Maximum Interest Rate:  N/A            Interest Payment Period: Quarterly

Interest Payment Dates: Coupons will pay/reset on the 27th of January,

            April, July and October (or next good Business

            Day) modified following convention.

Initial payment due:  10/27/05.

Minimum Interest Rate: N/A

Interest Rate Reset Option: _Yes X No

Optional Reset Dates (only applicable if option to reset spread or spread multiplier): N/A

Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier): N/A

Minimum Interest Rate: N/A            Interest Payment Dates: N/A

Stated Maturity Extension Option: _ Yes X No

Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity): N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity): N/A

Historical Exchange Rate (only applicable if Specified Currency other than U.S. dollars): N/A

Interest Payment Dates: Coupons will pay/reset on the 27th of January,

            April, July and October (or next good Business

            Day) modified following convention.

Initial payment due:  10/27/05.

Interest Determination Dates: Two London business days prior to the reset date.

Calculation Agent (if other than U.S. Bank Trust, N.A.): N/A

Original Issue           Total Amount of OID: N/A    Terms of Amortizing     Discount Note:                                        Notes:  N/A

    Yes      x No          Issue Price (expressed

                         as a percentage of

                         aggregate principal

                         amount): 100%

Redemption Date(s) (including                        Redemption Price(s): N/A any applicable regular or

special record dates): N/A

Repayment Date(s) (including                         Repayment Price(s): N/A any applicable regular or

special record dates): N/A

Other Terms: N/A

     "The interest rates on the Notes may be changed by Caterpillar

Financial Services Corporation from time to time, but any such change will not affect the interest rate on any Note offered prior to the effective date of the change.  The total principal amount of Notes offered by Caterpillar

Financial Services Corporation pursuant to its Medium-Term Notes Prospectus

Supplement dated November 6, 2003 and related Prospectus dated October 15,

2003 has been reduced from $7,000.0 mm to $6,751.0 mm.  $800.0 mm principal amount of debt securities registered pursuant to Registration Statement No.

333-109182 originally offered by Caterpillar Financial Services Corporation pursuant to its Medium-Term Notes Prospectus Supplement dated November 6,

2003 was reallocated as debt securities pursuant to the related Prospectus dated October 15, 2003 and issued as part of an $800.0 mm debt offering by

Caterpillar Financial Services Corporation pursuant to its Prospectus

Supplement dated June 9, 2005 and Prospectus dated October 15, 2003.

Additionally, the remaining $551.0 mm principal amount of debt securities registered pursuant to Registration Statement No. 333-109182 originally offered by Caterpillar Financial Services Corporation pursuant to its

PowerNotes(R) Prospectus Supplement has been reallocated to the Medium-Term

Notes Prospectus Supplement dated November 6, 2003. As a result, $396.0 mm principal amount of medium-term notes remain available for issuance pursuant to the Medium-Term Notes Prospectus Supplement dated November 6, 2003."

_______________________________

    Pricing Supplement to Prospectus Supplement dated November 06, 2003 and Prospectus dated October 15, 2003